Armando C. Ibarra, C.P.A.
Armando Ibarra, Jr., C.P.A.,

Registered with the Public Company Accounting Oversight Board



March 22, 2005

To Whom It May Concern:

The firm of Armando C. Ibarra, Certified Public Accountants, APC consents to the inclusion of our report of March 4, 2004, on the audited consolidated financial statements of Cal-Alta Auto Glass, Inc. as of December 31, 2004 and 2003, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly yours


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ARMANDO C. IBARRA, C.P.A.